*THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

Exhibit 2.2

AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to Membership Interest Purchase Agreement (this “Amendment”), is dated as of July 8, 2015, by and among Rex Energy Corporation, a Delaware corporation (“Rex”) and Sand Hills Management, LLC, a Pennsylvania limited liability company (“Sand Hills,” and, together with Rex, collectively, the “Sellers”), and American Industrial Water, LLC, an Ohio limited liability company (“Purchaser”, and, together with Sellers, the “Parties”).

RECITALS

WHEREAS, the Parties have previously entered into that certain Membership Interest Purchase Agreement, dated as of June 18, 2015, (the “Purchase Agreement”), pursuant to which Sellers desire to sell, and Purchaser agreed to purchase, the Shares (as defined in the Purchase Agreement); and

WHEREAS, the Parties now wish to amend the Purchase Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

1.1Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

Article 2
AMENDMENT OF THE PURCHASE AGREEMENT

2.1Amendment. The definition of “Escrow Amount” in Section 1.2(p) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Escrow Amount” means [REDACTED]*.

Article 3
MISCELLANEOUS

3.1Interpretation. The term “Agreement” as used in the Purchase Agreement shall be deemed to refer to the Purchase Agreement as amended hereby.

3.2Continuing Effect of the Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly referred to herein and the Purchase Agreement shall remain in full force and effect as amended hereby.

3.3Governing Law. This Amendment and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

3.4Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page

US_ACTIVE-122737402.1

by facsimile or e-mail in portable document format (.pdf) is as effective as executing and delivering this Amendment in the presence of the other Parties to this Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the date first above written.

SELLERS:
Rex Energy Corporation
By:	/s/ Curtis J. Walker
Name:	Curtis J. Walker
Title:	Chief Accounting Officer

Sand Hills Management, LLC
By:	/s/ Ned E. Wehler
Name:	Ned E. Wehler
Title:	Manager

PURCHASER:
AMERICAN INDUSTRIAL WATER, LLC
By:	/s/ Mark F. Strauss
Name:	Mark F. Strauss
Title:	SVP, Corporate Strategy and Business
Development

[Signature Page to Amendment to Membership Interest Purchase Agreement]